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                                                                    EXHIBIT 10.4



                               AMENDMENT NO. 1
                                   TO THE
                            EMPLOYMENT AGREEMENT


      THIS AMENDMENT is made and entered into the 25th day of July, 1995, by and between INTERFACE, INC., a corporation organized under the laws of the State of Georgia, U.S.A. (the "Company"), and CHARLES R. EITEL (the "Executive").

                            W I T N E S S E T H:

      WHEREAS, the Company and the Executive have previously entered into an agreement for the employment of the Executive by the Company (the "Employment Agreement");

      WHEREAS, the Company and the Executive have agreed to amend the terms of such Employment Agreement as provided herein;

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the Employment Agreement is hereby amended as follows:

                                     1.

      Section 5.3 of the Employment Agreement is hereby amended by adding the following new subsections (e) and (f) at the end of the present section:

        "(e) Notwithstanding any provision of this Agreement to the contrary (including (d) above), if Executive's employment is terminated (whether by the Company or by Executive) under circumstances that would entitle him to receive benefits under his agreement with the Company providing compensation and benefits for terminations following a "change in control" of the Company (as defined in such agreement), then any such termination shall be treated under this Agreement as a termination by the Company without Cause and the Executive shall be entitled to the compensation and benefits set forth in (a) through (c) above for the time periods provided in this Section 5.3.


        (f) If Executive becomes entitled to compensation and benefits under this Section 5.3 and such payments are considered to be severance payments contingent upon a change in control under Internal Revenue Code
     Section 280G, Executive shall be required to be willing to perform the duties and job he was performing under this Agreement at the time of the change in control and, if such offer is rejected, to mitigate damages (but only with respect to amounts that would be treated as
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     severance payments) by reducing the amount of severance payments he is entitled to receive by any compensation and benefits he earns from subsequent employment (but shall not be required to seek such employment) during the 24-month period after termination (or such lesser period as he is entitled to compensation and benefits under this Agreement)."

                                     2.

      This Amendment No. 1 is effective as of the date first written above. Except as hereby amended, the provisions of the Employment Agreement shall remain in full force and effect.


      IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer, and the Executive has executed this Agreement, all as of the date first written above.


                                           INTERFACE, INC.

                                           By:  /s/ Ray C. Anderson
                                                ------------------------
                                                Name:  Ray C. Anderson
                                                Title: Chairman


                                           EXECUTIVE

                                           /s/ Charles R. Eitel
                                           -----------------------------
                                           Charles R. Eitel



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                              CHARLES R. EITEL

         SUMMARY OF CHANGE IN CONTROL AGREEMENT ("AGREEMENT")


I.       Purpose and Design of Agreement

         A. The Agreement provides benefits in the event your employment with Interface, Inc. (the "Company") is terminated without cause in connection with a change in control.

         B. The tax laws restrict the amount of compensation and benefits that can be paid to you as severance payments after a change in control. However, these limits do not apply to payments or benefits received as damages for premature termination under an employment agreement.

         C. This Agreement is coordinated with your Employment Agreement which is being amended to provide that payments made to you upon your termination of employment will be treated as damages, not subject to the tax limitation referred to in I.B. above. However, if the Internal Revenue Service classifies any of such payments as severance payments, rather than damages, your compensation and benefits under this Agreement may be reduced to comply with the tax limit.

II. Term of Agreement -- The term of the Agreement will, at all times, be two years, unless the Company gives you notice that it ceases to automatically extend the term of the Agreement. If the Company gives you such notice, the term of the Agreement will be two years from the date of such notice.

III.     Operation of Agreement

         A. You will be entitled to benefits under the Agreement if you are terminated within 24 months after or 6 months prior to the date of the Change in Control, if your termination is related to such Change in Control, and if your termination meets the definition of either an "Involuntary Termination" or a "Voluntary Termination" as defined in Section IV.1 of the Agreement. Generally, these definitions allow you to receive benefits under the Agreement if you are involuntarily terminated or constructively terminated without cause as a result of the Change in Control.

         B. "Change in Control" is defined in the Agreement in Section III.4 and includes certain mergers, consolidations, and business combinations; the termination of the Voting Agreement (as defined in Section III.ll); the death of Ray C. Anderson; and the elimination of the Company's Class B Common Stock or the conversion of such stock into Class A Common Stock.

IV. Benefits Provided Under the Agreement -- If you are entitled to benefits under the Agreement, you will be entitled to the following compensation and benefits, reduced by any compensation and benefits actually paid to you under your Employment Agreement.
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         A.      Salary -- You will receive your current salary (subject to withholding of all applicable taxes) for a period of 24 months from your date of termination. You will be paid the present value of these salary payments in a lump sum payment no later than 30 days after your termination of employment.

         B. Bonuses and Incentives -- You will receive bonus payments for the 24 months following the month you terminate in an amount for each month equal to l/12th of the average of your bonuses paid to you for the previous two calendar years. You will be paid the present value of these bonus payments in a lump sum payment no later than 30 days after your termination of employment.

         C. Health and Life Insurance Coverage -- You will continue to receive any health and life insurance benefits provided to you as of your date of termination for a period of 24 months from such termination date. Such coverages will be continued at the same level and in the same manner as if your employment had not terminated (subject to the customary changes in such coverages if you retire, reach age 65 or similar events). If you were paying any costs for such coverages or additional coverages, such as dependent coverage, you must continue to pay such costs to maintain such coverages.

         D. Employee Retirement Plans -- If permitted by the applicable retirement plans, you will be entitled to continue to participate in the tax qualified retirement plans maintained by the Company for a period of 24 months from the date of your termination of employment. You will also be considered fully vested in such plans. If continued participation or full vesting is not permited under any such plan, you will be paid a lump sum supplemental benefit equal to the present value of the difference between the benefit you would have received had you participated for the full 24 months and been fully vested and the benefit you actually receive.

         E. Stock Options -- As of your date of termination, you will be fully vested in all outstanding stock options granted to you under the Interface, Inc. Key Employee Stock Option Plan
                 (1993), the Interface, Inc. Offshore Stock Option Plan and the Interface Flooring Systems, Inc. Key Employee Stock Option Plan.

         F. Salary Continuation Agreement -- You will be entitled to a benefit under your Salary Continuation Agreement equal to the greater of the benefit calculated in accordance with its terms, or the benefit calculated under a formula provided in the Agreement.

         G. The tax laws restrict the amount of compensation and benefits that can be paid to an you as severance payments after a change in control. This limit is 2.99 times your "base year" compensation, which is defined as the annual average of your W-2 compensation for the five years preceding the year of the change in control. If this limit is exceeded, significant adverse tax consequences will occur. Because of these adverse tax consequences, the Agreement limits the compensation and benefits to which you are entitled under the Agreement so that any payments which would cause this limit to be exceeded will not be made under the Agreement.



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